UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
December 15, 2023 Date of report (date of earliest event reported)
Commission File No.	Name of Registrant, State of Incorporation, Address of Principal Executive Offices, and Telephone No.	IRS Employer Identification No.
000-49965	MGE Energy, Inc. (a Wisconsin Corporation) 133 South Blair Street Madison, Wisconsin 53788 (608) 252-7000 | mgeenergy.com	39-2040501
000-1125	Madison Gas and Electric Company (a Wisconsin Corporation) 133 South Blair Street Madison, Wisconsin 53788 (608) 252-7000 | mge.com	39-0444025

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

MGE Energy, Inc. ☐ Madison Gas and Electric Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

MGE Energy, Inc. ☐ Madison Gas and Electric Company ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $1 Par Value Per Share	MGEE	The NASDAQ Stock Market

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 15, 2023, the Boards of Directors of both MGE Energy, Inc. (MGE Energy) and Madison Gas and Electric Company (MGE) elected Patricia Ackerman, Daniel Kelly and Angela Rieger as members of both boards of directors, effective March 1, 2024. Angela Rieger will be a Class I director whose term will expire at the annual meeting of shareholders in 2026. Patricia Ackerman will be a Class II director whose term will expire at the annual meeting of shareholders in 2024. Daniel Kelly will be a Class III director whose term will expire at the annual meeting of shareholders in 2025. Ms. Ackerman, Mr. Kelly and Ms. Rieger were also elected to serve on the Audit Committee and the Corporate Governance Committee of the Board of Directors of MGE Energy, effective as of March 1, 2024.

Ms. Ackerman, Mr. Kelly, and Ms. Rieger each have been determined by MGE Energy’s Board of Directors to be an independent director under the independence guidelines adopted by the NASDAQ Stock Market, Inc.

Ms. Ackerman was Senior Vice President, Investor Relations, Corporate Responsibility and Sustainability and Treasurer of A.O. Smith, a global water heater and boiler manufacturing company, prior to her retirement in March 2022. She also served as the Management Representative for A. O. Smith’s Audit Committee and ESG advisor to the Board. Ms. Ackerman has served on several not for profit boards, including the American Red Cross for the Southeast Region of Wisconsin, Investment Policy Committee for Aurora Healthcare, a Finance Committee Member for the Wisconsin Multiple Sclerosis Society, External Advisory Board Member for Wisconsin School of Business and is immediate past chair of Milwaukee Women, Inc. Ms. Ackerman holds a Bachelor of Business in Finance from the University of Wisconsin-Madison, and an MBA from Marquette University.

Mr. Kelly is Chief Underwriting Officer of American Family Insurance, an insurance company, although he will be retiring at year-end 2023 having served in the role since January 2022. Mr. Kelly has served in many roles at American Family, including roles in Financial Analysis, Accounting, Operations and Human Resources. Mr. Kelly served as the company’s Chief Financial Officer beginning in 2011, where accountabilities included Controller, Enterprise Risk Management, Reinsurance, Investments, Internal Audit and Facilities. Mr. Kelly has served on the University of Wisconsin School of Business Dean’s Advisory Board since 2012, the Risk Management & Insurance MBA Advisory Board since 2017, and the University of Wisconsin Carbone Cancer Center Advisory Board since 2020. He also served on the Edgewood College School of Business Advisory Board from 2018-2020. In 2023, Mr. Kelly joined the University of Wisconsin Athletics Board. Mr. Kelly received his bachelor’s degree in business administration and MBA from the University of Wisconsin-Madison. He is a certified public accountant, a former-licensed insurance agent in Wisconsin and has earned his Fellow, Life Management Institute and Associate in Customer Service designations.

Ms. Rieger is Executive Vice President, Chief Transformation Officer at Lands’ End, a clothing and home décor retailer, where she is responsible for all aspects of the product lifecycle, from initial development through final sales. Prior to her current position, she held several progressively advanced leadership roles at Lands’ End, including senior vice president of International and Wholesale, senior vice president for Planning and Inventory and senior director for Planning U.S. Direct. Ms. Rieger serves on boards of Thrivent Financial, American Family Children’s Hospital Development Advisory Board, Clean Lakes Alliance, and Women in Retail Leadership Circle. She is a member of both Women Corporate Directors (WCD) and National Association of Corporate Directors (NACD). Ms. Rieger holds a Bachelor of Science in business administration and organization development from the University of Illinois.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

MGE Energy, Inc. Madison Gas and Electric Company
(Registrants)

Date: December 19, 2023	/s/ Tamara J. Johnson
Tamara J. Johnson Vice President - Chief Accounting Officer and Controller